EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into as of February 15, 2014 (the “Effective Date”) between Communications Infrastructure Investments, LLC, a Delaware limited liability company (“CII”), Zayo Group, LLC, a Delaware limited liability company (“Zayo” and collectively with CII, the “Company”) and Daniel P. Caruso (the “Executive”) (each of the foregoing individually a “Party” and collectively the “Parties”).
WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to remain employed by the Company, in each case, on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Term. Since 2006, the Executive has been employed by the Company, which employment shall continue during the Term (as defined below) pursuant to the terms and conditions of this Agreement. The term of the Executive’s employment hereunder shall be deemed to have commenced on November 1, 2013 and shall end on July 2, 2017 (the “Term”), unless earlier terminated pursuant to Section 5 hereof. During the Term, the Executive will devote substantially all of his business time and use his best efforts to advance the business and welfare of the Company and its subsidiaries and affiliates. The foregoing, however, shall not preclude the Executive from serving on civic or charitable boards or committees, managing personal investments, or continuing the Permitted Activities (as defined in Section 6 below), so long as any such activities do not interfere with the performance of the Executive’s responsibilities hereunder.
2.Position. During the Term, the Executive shall serve as Chief Executive Officer of the Company, and shall report directly to the Board of Managers of the Company (the “Board”). During the Term, the Executive shall also serve in such other capacities as may be reasonably requested from time to time by the Board consistent with the Executive’s position and shall render such other services for the Company as the Board may from time to time reasonably request and as shall be consistent with the Executive’s position and responsibilities.
3.Cash Compensation and Employee Benefits.
(a)Cash Compensation. Effective as of the beginning of the Term and continuing through October 31, 2014, the Executive shall receive a base salary at a rate of $400,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company (the “Base Salary”). The Executive and the Company hereby agree to negotiate in good faith the terms and conditions of Executive’s cash compensation (including both base salary and annual cash-based incentive compensation) to be effective November 1, 2014. In the event that the Company and the Executive cannot agree on a new cash compensation program by September 15, 2014 (to be effective November 1, 2014), either (i) the Company and the Executive shall agree to (A) engage Pearl Meyer & Partners (“PM&P”) or another mutually acceptable nationally recognized compensation consulting firm, whose fees shall be paid by the Company, to recommend a cash compensation for the Executive to be effective November 1, 2014, and (B) adopt the cash compensation program recommended by the compensation consulting firm OR (ii) if the Board determines not to engage a compensation consulting firm in accordance with clause (i) hereof, the Executive’s employment shall be deemed terminated without Cause in accordance with Section 5(c) as of November 1, 2014 and the Executive shall be entitled to the benefits described in Section 5(c) and shall be released from all of the covenants set forth in Section 6.
(b)Participation in Benefit Plans. During the Term, the Executive shall be entitled to receive all perquisites and participate in all benefit plans and programs maintained by the Company that are available generally to its senior executives; provided, however, that the Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate the general applicability of such perquisites, plans and programs. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate.
(c)Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.
4.Equity Compensation Awards.
(a)    Definitions. Capitalized terms used in this Section 4 and not otherwise defined herein shall have the definitions ascribed to such terms in that certain Fourth Amended and Restated Limited Liability Company Agreement of CII, dated December 13, 2012, as amended from time to time (the “LLC Agreement”).
(b)    Prior Issuances. Prior to the Term, CII granted to Executive and, on behalf of the Executive, to Bear Equity, LLC (“Bear Equity”) and Bear Investments, LLLP (“Bear Investments” and collectively with the Executive and Bear Equity, the “Founder Investors”), a number of Common Units and Preferred Units of CII as described on Schedule A hereto on the issuance dates set forth on Schedule A. These grants were made pursuant to (i) that certain Vesting Agreement between CII and the Executive dated December 31, 2007, as amended from time to time, (ii) that certain Vesting Agreement between CII, the Executive and Bear Equity dated December 29, 2010, and (iii) that certain Vesting Agreement between CII, the Executive and Bear Equity dated January 5, 2011 (collectively, the “Vesting Agreements”). For the avoidance of doubt, each of the Common Units issued to the Executive and Bear Investments is and has always been intended to be treated as profits interests for federal income tax purposes.
(c)    Vesting Provisions. All of the Preferred Units granted to the Executive and Bear Equity are fully vested as of the Effective Date. A portion of the Common Units granted to the Executive and Bear Investments are vested as of the Effective Date. The unvested portion of the Common Units granted to the Executive and Bear Investments are subject to the corresponding vesting provisions for such awards set forth on Schedule A. Except as set forth in Section 5, the Common Units granted to the Founder Investors shall cease vesting upon termination of the Executive’s employment with the Company for any reason and any portion of the Common Units then unvested shall automatically, and without any further action on the part of Executive or the

Company, be forfeited and cease to exist as issued Common Units as of the Date of Termination (as defined below); provided, that any distributions with respect to such forfeited Common Units that have been held back shall be treated in accordance with the LLC Agreement.
(d)    Sale of the Company. Notwithstanding any other terms and conditions in this Section 4, upon the consummation of a Sale of the Company (as defined in the LLC Agreement), provided that the Executive is employed by the Company or any of its subsidiaries on the date of such Sale of the Company, the Founder Investors shall immediately vest into 100% of the total Common Units issued to such Founder Investor prior to the date of such Sale of the Company. However, if the Board determines that the Sale of the Company also constitutes a Management Control Acquisition, then Founder Investors will continue to vest in the Common Units in accordance with Section 4(c) above and there will not be an acceleration of vesting under such circumstances. “Management Control Acquisition” means a Sale of the Company with respect to which (i) immediately prior to such Sale of the Company, Daniel P. Caruso is serving the Company as Chief Executive Officer and (ii) after giving effect to the consummation of the Sale of the Company, Daniel P. Caruso is offered and accepts the opportunity to serve as the Chief Executive Officer of the combined company resulting from such Sale of the Company.
(e)    Repurchase Rights.
(i)Right to Repurchase. Upon the occurrence of any breach of this Agreement, the LLC Agreement or the Nondisclosure and Developments Agreement, dated as of December 29, 2010, between CII and the Executive (collectively the “Related Agreements”) by any of the Founder Investors, CII or its designees (collectively, the “Buyer”) shall have the right (in addition to exercising any rights or remedies available to CII at law or in equity against any of the Founder Investors) to purchase from the Founder Investors and their transferees (collectively, the “Seller”), free and clear of all liens and encumbrances other than pledges to secure obligations of CII or any subsidiary (“Liens”), any or all vested Common Units and/or Preferred Units held by the Seller (collectively referred to herein as the “Seller’s Units”), for a purchase price equal to Fair Market Value (defined below) (the “Purchase Price”) and in accordance with the terms specified below (the “Repurchase Rights”). The Repurchase Rights shall be exercisable at any time by written notice from the Buyer to the Seller (the “Purchase Notice”).
(ii)Closing of Sale.
(A)In the event that the Repurchase Right is exercised at the time of a Sale of the Company (as defined in the LLC Agreement) or other arms-length third party transaction involving a valuation of the assets or securities of CII and its subsidiaries, for purposes of this Agreement, the “Fair Market Value” of each Seller’s Unit shall mean (1) the total consideration that would be received by a holder of such Seller’s Unit in such Sale of the Company or (2) deemed price per Seller’s Unit based upon the valuation of the assets or securities of CII and its subsidiaries in any other arms-length third party transaction. In any other cases, for purposes of this Agreement, “Fair Market Value” of any Seller’s Unit shall mean the total consideration that would be received by a holder of such Seller’s Unit (without any premium or discount attributable to control, minority interest or lack of liquidity for less than all Seller’s Units) upon the sale, as of the date of the Purchase Notice, of all CII’s issued and outstanding capital securities in a single transaction or series of related transactions to a buyer willing to pay the highest purchase price that would be received in a sale conducted by a nationally recognized investment banking firm, which buyer is under no compulsion to buy and the holders of such equity securities are under no compulsion to sell, all parties having reasonable knowledge of all relevant facts, with no minority interest discount being applied and no other discount being applied for any other reason. The Fair Market Value of the Seller’s Units shall be that which is negotiated by CII and the Seller. If CII and the Seller fail to agree on the Fair Market Value within thirty (30) days of the date of the Purchase Notice, then CII and the Seller shall attempt to agree upon an appraiser to determine the Fair Market Value, which such appraiser shall make such determination within thirty (30) days of the date of such person’s engagement, and such determination shall govern. If CII and the Seller do not, within such ten (10) day period, agree as to a single appraiser, or if the appraiser appointed as provided above fails to determine such Fair Market Value within thirty (30) days of the date of such person’s engagement, then each of CII and the Seller, by notice to the other, shall appoint one appraiser. If either CII or the Seller shall fail to appoint such an appraiser within ten (10) days after the lapse of such 10 or 30 day period, as applicable, then the appraiser appointed by the party that does so appoint an appraiser shall make the determination of such Fair Market Value and such determination shall govern. If two appraisers are appointed and they agree upon such Fair Market Value, their joint determination shall govern. If said two appraisers fail to reach agreement within thirty (30) days after the appointment of the last appraiser to be appointed, the two appraisers selected shall promptly select a nationally recognized investment banking firm to the be the third appraiser. Such third appraiser shall, within fifteen (15) days following such appraiser’s appointment, select one of the two other appraisals as constituting Fair Market Value. All decisions of the appraiser(s) shall be rendered in writing and shall be signed by the appraiser(s). The Fair Market Value determined as herein provided shall be conclusive, final and binding on the parties and shall be enforceable in any court having jurisdiction over a proceeding brought to seek such enforcement. The cost of the Fair Market Value determination shall be borne by CII.
(B)The consummation of any purchase and sale of the Seller’s Units under this Section 4(e) shall, unless otherwise agreed in writing by the parties to such transaction, shall occur on the thirtieth (30th) day following the date of the Fair Market Value is determined, or such earlier date as Buyer shall specify. The Purchase Price to be paid for the Seller’s Units to be purchased and sold pursuant to this Section 4(e) shall be paid in immediately available funds. Upon tender of payment of the Purchase Price for the Seller’s Units being purchased as provided above, thereupon and without any further action on the part of any person being necessary, all right, title and interest in and to the Seller’s Units being purchased shall thereupon pass to the Buyer. Without limitation of the foregoing, the parties and their transferees shall execute and deliver such certificates and other documents and take such further action as the Buyer may reasonably request in order to further evidence the purchase and sale of the Seller’s Units as contemplated hereby.
(f)    Transfer Restrictions. Except for any Transfers (as defined in the LLC Agreement) permitted in the LLC Agreement or other agreement entered into in connection herewith or therewith, the Founder Investors shall not transfer any Common Units or Preferred Units issued pursuant to the Vesting Agreements. Each and every permitted transferee or assignee of Preferred Units or Common Units granted to the Founder Investors shall be bound by and subject to all the terms and conditions of this Agreement and the LLC Agreement on the same basis the Founder

Investor is bound. So long as this Agreement is in effect, no Transfer of any Preferred Units or Common Units shall be effective unless such Transfer is made pursuant to the terms of the LLC Agreement and the transferee agrees in writing to be bound by, and subject to, the provisions of this Agreement upon the same terms applicable to the transferors and to ensure that such transferees’ transferees shall be likewise bound. If any Transfer of Preferred Units or Common Units is made contrary to the terms of this Agreement or the LLC Agreement, such Transfer shall be null and void. In addition to any other legal or equitable remedies it may have, CII may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives Preferred Units or Common Units contrary to the provisions of this Agreement or the LLC Agreement as a member of CII.
(g)    Adjustments. If there shall be any change in the capital securities of CII through merger, consolidation, reorganization, recapitalization, equity distribution, division or multiplication of Units, exchange of Units, or the like (any such event being an “Adjustment”), all the terms and provisions of this Agreement shall be appropriately construed to give proportionate effect to any new, additional, or different Units or securities issued or exchanged for or in respect of the Preferred Units and/or Common Units issued to the Founder Investors as a result of such Adjustment.
(h)    Vesting Agreements Superseded. The Executive (on his behalf and on behalf of the Founder Investors) and CII hereby agree that the provision of this Agreement (including Schedule A) are intended to and shall supersede the terms of the Vesting Agreements from and after the Effective Date; provided, however, that nothing herein shall be deemed to invalidate the prior issuance of the Common Units and Preferred Units issued to the Executive and the Founder Investors pursuant to the Vesting Agreements.
5.Termination of Employment. Subject to the further provisions of this Section 5, the Term and the Executive’s employment hereunder may be terminated by either Party at any time and for any or no reason; provided, however, that the Company and the Executive will be required to give written notice of any termination of the Executive’s employment as set forth in this Section 5. Following the Executive’s termination of employment by the Company for any reason, except as set forth in this Section 5, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(a)    Notice of Termination. Any termination or resignation of the Executive’s employment by the Company or by the Executive, as applicable, under this Section 5 (other than termination of employment as a result of the Executive’s death) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating whether the termination is for or without Cause or the resignation is for or without Good Reason, (ii) indicating the specific termination provision in this Agreement relied upon, (iii) with respect to a termination by the Company for Cause or by reason of the Executive’s resignation for Good Reason, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated (for the avoidance of doubt, no such detail is required in the event of a termination without Cause or resignation without Good Reason), and

(iv) specifying a date of termination (the “Date of Termination”), which, if submitted by the Executive, shall be thirty (30) days following the date of such notice (or the first business day following the last day of any cure period, in the case of Executive’s resignation for Good Reason, or such other date as mutually agreed by the Company and the Executive).
(b)    Accrued Rights. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive the sum of the Executive’s Base Salary through the Date of Termination not theretofore paid; any expenses owed to the Executive under Section 3; and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Rights”).
(c)    Termination by the Company without Cause; Resignation For Good Reason; Death. If the Executive’s employment shall be terminated by the Company without Cause (and not by reason of Executive’s Disability), by the Executive for Good Reason or as a result of the Executive’s death while employed by the Company, then, in addition to the Accrued Rights, all of the Common Units granted to any of the Founder Investors prior to the Date of Termination shall be deemed 100% vested as of the Date of Termination and shall not be subject to forfeiture as a result of such termination of employment.
For purposes of this Agreement, “Cause” means the Executive’s: (i) dishonesty of a material nature with respect to the Company (including, but not limited to, theft or embezzlement of the Company’s or any of its subsidiaries’ funds or assets); (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude, or the entry of a consent decree with any governmental body; (iii) noncompliance in any material respect with any laws or regulations, foreign or domestic, affecting the operation of the Company’s or any of its subsidiaries’ business, if such noncompliance is (a) likely to have a material adverse effect on the Company or any of its subsidiaries and (b) Executive had knowledge of such noncompliance, which noncompliance, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such noncompliance cannot feasibly be cured within said 10 day period and the Executive has not cured such noncompliance within a reasonable amount of time after using best efforts); (iv) violation of any express direction or any rule, regulation or policy established by the Board that is consistent with the terms of this Agreement, which violation, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such violation cannot feasibly be cured within said 10 day period and the Executive has not cured such violation within a reasonable amount of time after using best efforts), and if such violation is likely to have a material adverse effect on the Company or any of its subsidiaries; (v) material breach of this Agreement, which breach, if reasonably susceptible to cure, is not cured within ten (10) days of written notice thereof from the Board (or, if such material breach cannot feasibly be cured within said 10 day period and the Executive has not cured such material breach within a reasonable amount of time after using best efforts) or material breach of the Executive’s fiduciary duties to the Company or any of its subsidiaries; or (vi) gross incompetence, gross neglect, or gross misconduct in the performance of the Executive’s duties.
For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events: (A) a substantial adverse change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties attached to the Executive’s position with the Company or any of its subsidiaries as of the date of this Agreement; (B) the relocation of the offices at which the Executive is principally employed to any other location that is more than 15 miles from Niwot, Colorado or 10 miles from Boulder, Colorado; or (C) the Executive’s title as of the date of this Agreement is changed in any manner, other than as a result of a promotion. Notwithstanding the foregoing, the occurrence of any event specified in paragraphs (A), (B) or (C) shall not be deemed to be “Good Reason” if (i) the Executive has approved in writing the occurrence of such event, or (ii) the Executive fails to voluntarily terminate his employment under this Agreement within sixty (60) days following such event.
(d)    Return of Property. Upon cessation of the Executive’s employment with the Company for any reason, whether voluntary or involuntary, the Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any subsidiary of the Company (or business dealings thereof) that are in the Executive’s possession, subject to the Executive’s control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any subsidiary of the Company during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices. Notwithstanding the terms of this Section 5(d), Executive will be authorized to retain ownership and possession of his personal computer (currently, an Apple MacBook), smart phone (currently, an Apple iPhone), and tablet (currently, an Apple iPad); provided that Executive provides the Company with reasonable access to such devices for the limited purpose of removing all business information relating to the Company or any subsidiary of the Company. The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any subsidiary of the Company. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any subsidiary of the Company that has been or is inadvertently directed to the Executive following the Executive’s last day of the Executive’s employment. The provisions of this Section 5(d) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company and its subsidiaries, and are not meant to and do not excuse such obligations. Upon the termination of his employment with the Company and its subsidiaries, the Executive shall, upon the Company’s request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 5(d).

(e)    Resignation of Offices. Promptly following any termination of the Executive’s employment with the Company (other than by reason of the Executive’s death), the Executive shall promptly deliver to the Company reasonably satisfactory written evidence of the Executive’s resignation from all positions that the Executive may then hold as an employee or officer of the Company or any subsidiary of the Company.
6.Restrictive Covenants.
(a)    Restricted Period. For purposes of this Agreement, the “Restricted Period” shall be the period from the Effective Date through July 2, 2017; provided, that the Restricted Period shall automatically terminate upon a Sale of the Company (as defined in the LLC Agreement). Notwithstanding the foregoing, in the event the Executive’s employment with the Company or any of its subsidiaries is terminated by the Company or any of its subsidiaries for any reason other than for Cause or if the Executive voluntarily terminates his employment with the Company or any of its subsidiaries for Good Reason, including, but not limited to, by reason of death or disability, then the Restricted Period shall immediately expire and be of no further force or effect. For the avoidance of doubt, in the event the Executive’s employment with the Company or any of its subsidiaries is terminated by the Company or any of its subsidiaries for Cause or if the Executive voluntarily terminates his employment with the Company or any of its subsidiaries for any reason other than Good Reason, then the Restricted Period shall continue in full force and effect following such termination of employment. Notwithstanding the foregoing, in the event (i) prior to an Initial Public Offering (as defined in the LLC Agreement), the Company issues additional Common Units (or other profits interests or similar incentive equity in the Company) and the Executive fails to receive a grant of at least twenty-five percent (25%) of such issuances (without the Executive’s prior approval) or (ii) the Company elects and/or appoints a Chairman of the Board other than the Executive (without the Executive’s prior approval), then the Restricted Period shall immediately expire and the Executive shall not thereafter be subject to any of the covenants set forth in this Section 6 (however, if the Executive continues to be employed by the Company or any of its subsidiaries, then the Restricted Period shall continue (and the Executive shall remain subject to the covenants set forth in this Section 6) for so long as the Executive’s employment with the Company or any of its subsidiaries continues – after which such restrictions shall immediately expire).
(b)    Agreement Not to Compete. During the Restricted Period, the Executive agrees that the Executive will not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder, equity holder, lender, consultant, independent contractor, or joint venturer of any other Person (as defined in the LLC Agreement), or in any other capacity, directly, indirectly or beneficially (except (i) as a passive holder of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market, (ii) as a passive participant in any venture capital fund where his interest therein does not exceed five percent (5%) of the total capital commitments, (iii) as an investor in EnVysion, (iv) as a director or owner of GTS Group (i.e. Consortium 1 S.a.r.l. and its affiliated companies), or (v) as a board member for up to two (2) for-profit companies at any one time (provided that such for-profit companies are not a Competing Business or material vendor to the Company) (collectively, “Permitted Activities”)), own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or permit the use of his name by, or work for, or provide consulting, financial or other assistance to, or be connected in any manner with, a Competing Business within the Protected Territory. For purposes of this Agreement, “Protected Territory” means, prior to the Date of Termination, the world, and commencing on and after the Date of Termination, shall include the United States and any other geographic area in which the Company or any of its subsidiaries conducts business as of the Date of Termination, or has developed an intention to conduct business in such geographic area on or before the Date of Termination and for which the Company or any of its subsidiaries has prepared or commissioned the preparation of a business plan or study on or before the Date of Termination. For purposes of this Agreement, “Competing Business” means any business engaged in owning or operating fiber networks.
(c)    Agreement Not to Solicit or Hire Employees. During the Restricted Period, the Executive agrees that the Executive will not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder, equity holder, lender, consultant, independent contractor, or joint venturer of any other Person, or in any other capacity, directly, indirectly or beneficially induce or attempt to induce (i) any Person which is a customer of the Company or any of its subsidiaries, or which otherwise is a contracting party with the Company or any of its subsidiaries, as of the date hereof or at any time hereafter during the Restricted Period, to cease doing business with or to terminate, alter or amend any written or oral agreement or understanding with the Company or any of its subsidiaries, or (ii) any Person which is an employee or contractor of the Company or any of its subsidiaries as of the date hereof or at any time hereafter during the Restricted Period to terminate or otherwise separate their employment or contractor arrangement with the Company or any of its subsidiaries, or recruit, solicit or hire any such Person.
(d)    Injunctive Relief. The Executive agrees that the breach of this Section 6 by the Executive will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Executive’s obligations hereunder. The Executive waives any requirement by the Company to provide any bond or other security in connection with such injunction, specific performance or other equitable relief.
(e)    Enforcement. The Company and the Executive agree that the covenants set forth in this Section 6 shall be enforced to the fullest extent permitted by law. Accordingly if, in any judicial or similar proceedings, a court or any similar judicial body shall determine that such covenant is unenforceable because it covers too extensive a geographical area or survives too long a period of time, or for any other reason, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum period of time, and shall otherwise be deemed to be limited in such manner, as will permit enforceability by such court or similar body. The Company and the Executive further agree that covenants set forth in this Section 6 are reasonable in all the circumstances for the protection of the legitimate interests of the Company and its Members (as defined in the LLC Agreement). In the event that any one or more of such covenants shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company and its Members, but would be adjudged reasonable if any particular covenant or covenants or parts thereof were deleted, restricted or limited in a particular manner, then the said covenants shall apply with such deletions, restrictions or limitations, as the case may be.

7.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
8.Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm’s length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
9.Section 409A of the Internal Revenue Code. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 4 are intended to be made in reliance upon Treas. Reg. § 1.409A-1(b)(4) (short-term deferral). No amounts payable under this Agreement upon the Executive’s termination of employment shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.
10.Governing Law and Jurisdiction. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof. The Company and the Executive hereby consent and submit to the exclusive personal jurisdiction of the court in and of the State of Delaware and to the courts to which the decisions of appeal of such courts may be taken and consents that service of process with respect to all courts in and of the State of Delaware may be made by registered mail to Executive’s address on file with the Company.
11.Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to any affiliate or in the event that the Company shall after the Effective Date effect a reorganization, consolidate with or merge into, any entity or transfer all or substantially all of its properties or assets to any entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
12.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
13.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.
14.Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter, including without limitation the Vesting Agreements and that certain Amended and Restated Executive Noncompetition Agreement between CII and the Executive dated March 18, 2012; provided, however, that nothing herein shall be deemed to invalidate the prior issuance of the Common Units and Preferred Units issued to the Executive and the Founder Investors pursuant to the Vesting Agreements.
15.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
16.Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
17.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
[Remainder of page is intentionally blank.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, effective as of the Effective Date.
Executive

______________________________

Daniel P. Caruso

Communications Infrastructure Investments, LLC

By:_________________________
Name: Ken desGarennes
Title: Chief Financial Officer

For purposes of Section 4 only:

Bear Equity, LLC

By:_________________________
Name: Dan Caruso
Title: Manager
Bear Investments, LLLP

By:_________________________
Name: Dan Caruso
Title: General Partner

SCHEDULE A

Common Units of CII Issued to Executive:

Entity	Number of Executive Common Units	Vesting Schedule
Class A Common Units:
Issued as of December 31, 2007:
Bear Investments, LLLP	7,470,834	100% vested
Daniel P. Caruso	2,490,277	100% vested

Issued as of March 21, 2008:
Bear Investments, LLLP	2,805,555	100% vested
Daniel P. Caruso	2,805,556	100% vested
Total Class A Common Units	15,572,222

Class B Common Units:
Issued as of October 20, 2009:
Bear Investments, LLLP	0
Daniel P. Caruso	2,300,000	100% vested

Issued as of March 19, 2010:
Bear Investments, LLLP	1,300,000	100% vested
Daniel P. Caruso	0
Total Class B Common Units	3,600,000

Class D Common Units:
Issued as of January 24, 2011:
Bear Investments, LLLP	8,096,118	100% vested
Daniel P. Caruso	0
Total Class D Common Units	8,096,118
Class E Common Units:
Issued as of June 1, 2011:
Bear Investments, LLLP	2,007,425	669,142 shares vested on May 15, 2012; remaining shares vest in equal monthly installments thereafter (1/36 of the total number of shares per month); fully vested on May 15, 2014
Daniel P. Caruso	0
Total Class E Common Units	2,007,425

Class F Common Units:
Issued as of January 31, 2012:
Bear Investments, LLLP	12,500,000	4,166,667 shares vested on January 31, 2013; remaining shares vest in equal monthly installments thereafter (1/36 of the total number of shares per month); fully vested on January 31, 2015
Daniel P. Caruso	0
Total Class F Common Units	12,500,000
Class G Common Units:
Issued as of August 13, 2012:
Bear Investments, LLLP	40,066,357	13,355,452 shares vested on August 13, 2013; remaining shares vest in equal monthly installments thereafter (1/36 of the total number of shares per month); fully vested on August 13, 2015
Daniel P. Caruso	0

Total Class G Common Units	40,066,357

Class H Common Units:
Issued as of February 15, 2013:
Bear Investments, LLLP	29,594,708	9,864,902 shares vest on February 15, 2014; remaining shares vest in equal monthly installments thereafter (1/36 of the total number of shares per month); fully vested on February 15, 2016
Daniel P. Caruso	0

Total Class H Common Units	29,594,708

Class I Common Units:
Issued as of August 15, 2013:
Bear Investments, LLLP	11,982,894	3,994,298 shares vest on August 15, 2014; remaining shares vest in equal monthly installments thereafter (1/36 of the total number of shares per month); fully vested on August 15, 2016
Daniel P. Caruso	0

Total Class I Common Units	11,982,894
Class J Common Units:
Issued as of February 15, 2014:
Bear Investments, LLLP	14,964,119	4,988,039 shares vest on February 15, 2015; remaining shares vest in equal monthly installments thereafter (1/36 of the total number of shares per month); fully vested on February 15, 2017
Daniel P. Caruso	0

Total Class J Common Units	14,964,119

Total Executive Common Units	138,383,843

Preferred Units of CII Issued to Executive:

Entity	Number of Executive Preferred Units	Vesting Schedule
Class A Preferred Units:
Issued as of December 31, 2007:
Bear Equity, LLC	4,000,000	100% vested
Total Class B Preferred Units	4,000,000

Class B Preferred Units:
Issued as of December 29, 2010:
Bear Equity, LLC	390,000	100% vested

Issued as of January 5, 2011:
Bear Equity, LLC	580,000	100% vested
Total Class B Preferred Units	970,000

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